Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS THIRD QUARTER 2005 EARNINGS EXCEED GUIDANCE;
REAFFIRMS FULL YEAR OUTLOOK

Highlights:

•	Sales for 2005 increased approximately 14 percent over the third quarter 2004.

•	Third quarter earnings from continuing operations were $0.28 per share.

•	Full year earnings are expected to range from $1.20 to $1.30 per share.

NORWALK, Conn., October 31, 2005 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the third quarter 2005, sales were $314.2 million compared to $276.8 million in the corresponding period in 2004. Segment operating income was $15.3 million in 2005 compared to $8.4 million in 2004. Earnings per share from continuing operations were $0.28 for the third quarter 2005 on $6.7 million of income, compared to $0.07 on income of $1.6 million a year ago.

“Our strong third quarter earnings, which were up significantly year over year and exceeded our prior guidance, were driven by continued strong results in performance urethanes, record sales of biocides for building products and antidandruff shampoos, as well as improved performance in water products and industrial coatings,” said Chairman, President and CEO Michael E. Campbell. “Looking forward, we are focused on mitigating rising energy and raw material costs by increasing prices and reducing costs.”

The following compares segment sales and operating income for the third quarters of 2005 and 2004 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Treatment Products
Treatment Products reported sales of $252.4 million and operating income of $15.2 million compared with sales of $234.7 million and operating income of $17.1 million in 2004.

HTH Water Products
HTH water products reported sales of $95.8 million and an operating loss of $2.3 million for 2005 compared to sales of $83.0 million and an operating loss of $6.9 million for 2004.

Sales increased $12.8 million, or approximately 15 percent, principally due to higher North American residential swimming pool volumes and, to a lesser extent, favorable pricing and foreign currency rates. The increase in sales volumes resulted from higher demand for branded chlorinated isocyanurates (Pace®) as well as branded and non-branded calcium hypochlorite.

Operating results improved $4.6 million primarily as a result of the higher sales and lower selling and administration costs due to cost containment initiatives in North America and lower legal expenses. Gross margin was comparable with the prior period as the impact of higher sales was offset by unfavorable product mix and higher product sourcing costs principally due to the new import duties.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $66.9 million and operating income of $11.5 million compared to sales and operating income of $65.5 million and $16.9 million, respectively, in 2004.

Sales increased $1.4 million, or approximately two percent, principally due to higher volumes, partially offset by lower pricing. The higher volumes were attributable to continued strong demand for biocides used in antidandruff products and in industrial applications, including marine antifouling paints and building products. This increase in demand was partially offset by lower volumes resulting from a loss of market share to new entrants into a mature segment within the protection & hygiene market. The decrease in pricing is primarily a result of competitive pressures within certain product lines in the industrial biocides market, principally protection & hygiene.

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Operating income decreased $5.4 million. The prior year period benefited ($3.1 million) from partial payment of a $6.1 million settlement of a favorable judgment obtained against a former owner of an acquired company and a gain from the sale of a building ($0.6 million). Excluding these items in 2004, operating income decreased by $1.7 million primarily as a result of lower volumes and pricing in the protection & hygiene business.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $89.7 million and operating income of $6.0 million compared to sales and operating income of $86.2 million and $7.1 million, respectively, in 2004.

Sales increased $3.5 million, or approximately four percent, primarily due to increased volumes. Higher sales volumes of Wolman® E and Tanalith® E (CCA-replacement products) were slightly offset by lower sales volumes of CCA products. The improved pricing in the industrial coatings business which mitigated higher raw material costs, principally for polyurethane and water-based products, was offset by the unfavorable pricing for CCA-replacement products in Europe.

Operating income decreased $1.1 million over the prior year principally for the wood protection business, which was partially offset by the improved results in the industrial coatings business. The lower operating results in the wood protection business were due to the higher raw materials costs and lower results of the Koppers joint venture, which were negatively affected ($0.6 million) by legal related costs for a settlement with the New Zealand Commerce Commission for a case that has been filed against its New Zealand joint venture (Koppers Arch Wood Protection (NZ) Limited). This settlement is subject to court approval. In addition, operating income for industrial coatings improved as a result of the price increases in certain product lines to mitigate the higher raw material costs.

Performance Products
Performance Products reported sales of $61.8 million and operating income of $3.7 million compared with sales and an operating loss of $42.1 million and $3.3 million, respectively, in 2004.

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Performance urethanes sales increased approximately 57 percent over the prior year due to higher volumes and improved pricing.  The increase in volumes was due to stronger demand across all product lines, particularly in glycols and specialty polyols, and higher contract manufacturing business.  The improved pricing was principally due to successful price increases that mitigated higher raw material costs.  Operating results improved $7.3 million as a result of higher sales volumes and improved margins from the price increases, which were slightly offset by increased compensation and benefits-related costs.

Hydrazine sales decreased approximately 38 percent due primarily to lower volumes of Ultra Pure™  Hydrazine.  Operating results decreased $0.3 million, primarily due to lower sales volumes that were mostly offset by cost-reduction efforts.

2005 Outlook
For full year 2005, sales are expected to increase approximately fifteen percent and earnings per share from continuing operations are expected to range from $1.20 to $1.30, compared to $0.74 for the prior year, which included restructuring expense and an impairment charge that totaled $0.12. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be approximately $20 million. The effective tax rate is assumed to be 30 percent.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in the Treatment and Performance Products segments, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2005 earnings conference call on Monday,October 31, 2005 at 1:00 p.m. (ET) at http://www.archchemicals.com.

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•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (866) 203-3206, passcode 41858571, in the United States, or (617) 213-8848, passcode 41858571, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Monday, October 31, 2005 until 6:00 p.m. (ET) on Monday, November 7, 2005. The replay number is (888) 286-8010, passcode 68611260; from outside the United States, please call (617) 801-6888, passcode 68611260.

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Except for historical information contained herein, the information set forth in this communication may contain forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate.  Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.  Future Factors which could cause actual results to differ materially from those discussed include but are not limited to:  general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

5

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Sales	$314.2	$276.8	$1,026.8	$879.1
Cost of Goods Sold	231.1	202.9	743.3	626.2
Selling and Administration	62.3	61.5	203.1	186.2
Research and Development	5.8	3.7	16.1	11.0
Other (Gains) and Losses (b)	0.9	1.5	0.9	1.4
Restructuring (c)	-	-	-	1.7
Interest Expense, Net	4.9	5.3	15.1	14.6
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	9.2	1.9	48.3	38.0
Equity in Earnings of Affiliated Companies	1.2	1.2	1.8	3.0
Income Tax Provision	3.7	1.5	15.3	15.1
Income from Continuing Operations	6.7	1.6	34.8	25.9
Income (Loss) from Discontinued Operations, Net of Tax (d)	(0.8)	4.2	(0.8)	8.1
Gain (Loss) on Sale of Discontinued Operations, Net of Tax (e)	-	(0.2)	2.9	(0.2)
Net Income	$5.9	$5.6	$36.9	$33.8

Basic Income Per Share:
Continuing Operations	$0.28	$0.07	$1.47	$1.12
Income (Loss) from Discontinued Operations, Net of Tax (d)	(0.03)	0.18	(0.03)	0.35
Gain (Loss) on Sale of Discontinued Operations, Net of Tax (e)	-	(0.01)	0.12	(0.01)
Basic Income Per Share	$0.25	$0.24	$1.56	$1.46

Diluted Income Per Share:
Continuing Operations	$0.28	$0.07	$1.46	$1.11
Income (Loss) from Discontinued Operations, Net of Tax (d)	(0.03)	0.18	(0.03)	0.34
Gain (Loss) on Sale of Discontinued Operations, Net of Tax (e)	-	(0.01)	0.12	(0.01)
Diluted Income Per Share	$0.25	$0.24	$1.55	$1.44

Weighted Average Common Stock Outstanding - Basic	23.6	23.4	23.6	23.1
Weighted Average Common Stock Outstanding - Diluted	23.8	23.7	23.8	23.4

(a)
Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated prior period results to include the results of operations of the microelectronic materials business in discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)
The third quarter and year-to-date September 2005 include an additional charge of $0.9 million for a portion of penalties related to the Brazilian state import tax claim recorded in 2004. The third quarter and year-to-date September 2004 include a charge of $2.1 million for a Brazilian state import tax claim, primarily in the performance urethanes business, partially offset by a pretax gain on the sale of a building in the personal care business of $0.6 million.

(c)	2004 restructuring includes employee-related costs for the hydrazine business of $2.1 million, offset by a reduction of the prior years' restructuring reserves of $0.4 million.

(d)
Represents the results of operations of the microelectronic materials business, net of tax, through the date of the sale of the business. The results of operations also include the CMS business as it is being accounted for as an asset held for sale.

(e)
2005 includes the receipt of £1.7 million (approximately $2.9 million), including interest, related to two outstanding notes from the sale of the Hickson organics Castleford operations that were previously reserved for at December 31, 2004, due to the uncertainty concerning the viability of the purchaser.  2004 principally represents a post-closing working capital adjustment related to the sale of the Hickson organics Castleford operations.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30,	December 31,
	2005 (a)	2004

Assets:
Cash & Cash Equivalents	$50.6	$74.6
Accounts Receivable, Net (b)	134.4	125.6
Short-Term Investment (b)	59.6	53.3
Inventories, Net	169.8	151.1
Other Current Assets	38.2	37.9
Assets Held For Sale	16.5	15.9
Total Current Assets	469.1	458.4
Investments and Advances - Affiliated Companies at Equity	16.9	15.5
Property, Plant and Equipment, Net	190.1	211.6
Goodwill	196.3	192.4
Other Intangibles	141.6	151.2
Other Assets	57.7	70.9
Total Assets	$1,071.7	$1,100.0

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$21.4	$9.1
Accounts Payable	166.8	160.2
Accrued Liabilities	84.8	108.1
Liabilities Associated with Assets Held For Sale	14.3	12.2
Total Current Liabilities	287.3	289.6
Long-Term Debt	212.7	215.2
Other Liabilities	196.6	235.4
Total Liabilities	696.6	740.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.6 Shares Issued and Outstanding (23.4 in 2004)	23.6	23.4
Additional Paid-in Capital	421.1	418.2
Retained Earnings	37.5	14.8
Accumulated Other Comprehensive Loss	(107.1)	(96.6)
Total Shareholders' Equity	375.1	359.8
Total Liabilities and Shareholders' Equity	$1,071.7	$1,100.0

(a)	Unaudited.

(b)
In June 2005, the Company entered into a new securitization program through which the Company sold certain accounts receivable. As of September 30, 2005, the Company had sold $10.0 million of participation interests in $69.6 million of accounts receivable and as of December 31, 2004, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2005	2004

Operating Activities:
Net Income	$36.9	$33.8
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents (Used in) Provided by Operating Activities:
(Income) Loss from Discontinued Operations	0.8	(8.1)
(Gain) Loss on Sale of Discontinued Operations	(2.9)	0.2
Other (Gains) and Losses	0.9	1.4
Equity in (Earnings) of Affiliates	(1.8)	(3.0)
Depreciation and Amortization	34.9	34.3
Deferred Taxes	10.3	6.1
Restructuring	-	1.7
Restructuring Payments	(1.4)	(3.3)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	10.0	49.2
Receivables	(29.3)	(11.9)
Inventories	(25.8)	(3.8)
Other Current Assets	0.2	(0.2)
Accounts Payable and Accrued Liabilities	(6.2)	7.7
Noncurrent Liabilities (b)	(31.6)	0.9
Other Operating Activities	1.8	4.5
Net Operating Activities from Continuing Operations	(3.2)	109.5
Change in Net Assets Held for Sale	3.2	6.0
Net Operating Activities	-	115.5
Investing Activities:
Capital Expenditures	(11.0)	(12.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(3.1)	(214.8)
Cash Payments from the Sale of a Business	(3.8)	-
Cash Proceeds from Sales of Buildings and Land	-	0.9
Other Investing Activities	(0.3)	0.2
Net Investing Activities	(18.2)	(226.1)
Financing Activities:
Long-Term Debt Borrowings	111.0	228.0
Long-Term Debt Repayments	(111.0)	(153.5)
Short-Term Borrowings Repayments, Net	11.7	18.6
Dividends Paid	(14.2)	(13.8)
Other Financing Activities	1.1	3.6
Net Financing Activities	(1.4)	82.9
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4.4)	1.6
Net Decrease in Cash and Cash Equivalents	(24.0)	(26.1)
Cash and Cash Equivalents, Beginning of Year	74.6	64.8
Cash and Cash Equivalents, End of Period	$50.6	$38.7

(a)	Unaudited.

(b)	The cash used by Noncurrent Liabilities includes $36.2 million for voluntary cash contributions for the U.S. pension plan.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Sales:
Treatment Products:
- HTH Water Products (b)	$95.8	$83.0	$369.8	$315.5
- Personal Care and Industrial Biocides (b)	66.9	65.5	207.3	172.9
- Wood Protection and Industrial Coatings	89.7	86.2	278.1	267.8
Total Treatment Products	252.4	234.7	855.2	756.2
Performance Products:
- Performance Urethanes	59.0	37.6	158.8	103.6
- Hydrazine	2.8	4.5	12.8	19.3
Total Performance Products	61.8	42.1	171.6	122.9
Total Sales	$314.2	$276.8	$1,026.8	$879.1
Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b, d)	$(2.3)	$(6.9)	$21.2	$23.3
- Personal Care and Industrial Biocides (b, e, f)	11.5	16.9	34.8	38.1
- Wood Protection and Industrial Coatings	6.0	7.1	13.9	20.7
Total Treatment Products	15.2	17.1	69.9	82.1
Performance Products:
- Performance Urethanes (d)	5.3	(2.0)	9.5	(7.3)
- Hydrazine (d)	(1.6)	(1.3)	(1.9)	(1.2)
Total Performance Products	3.7	(3.3)	7.6	(8.5)
	18.9	13.8	77.5	73.6
General Corporate Expenses (g)	(3.6)	(5.4)	(12.3)	(16.3)
Total Segment Operating Income Including Equity in Earnings of Affiliated Companies	15.3	8.4	65.2	57.3
Restructuring	-	-	-	(1.7)
Equity in (Earnings) Losses of Affiliated Companies	(1.2)	(1.2)	(1.8)	(3.0)
Total Operating Income	14.1	7.2	63.4	52.6
Interest Expense, Net	(4.9)	(5.3)	(15.1)	(14.6)
Income from Continuing Operations Before
Taxes and Equity in Earnings of Affiliated Companies	$9.2	$1.9	$48.3	$38.0

(a)
Unaudited.  2004 restated to reflect the sale of the Microelectronic Materials business segment including a reallocation of corporate and centralized services to existing businesses previously allocated to the Microelectronic Materials segment.

(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.

(c)	Includes equity in earnings (losses) of affiliated companies.

(d)
Third quarter and year-to-date September 2005 include a charge for a portion of penalties related to the Brazilian state import tax claim of $0.2 million and $0.7 million for the water products and performance urethanes businesses, respectively. Third quarter and year-to-date September 2004 include a charge for a Brazilian state import tax claim of $0.4 million, $1.6 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively.

(e)	Third quarter and year-to-date September 2004 include a $0.6 million gain on the sale of a building for the personal care business.

(f)	Third quarter 2004 includes a $3.1 million settlement from a favorable judgment obtained against a former owner of an acquired company and full year 2004 includes $6.1 million.

(g)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and the results of the Company's Planar Solutions joint venture.